Exhibit 3.20

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MAC’S CONVENIENCE STORES LLC,
A DELAWARE LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into as of the 15th day of December, 2003, by and between Mac’s Convenience Stores LLC, a Delaware limited liability company formerly known as Bigfoot Food Stores LLC (the “Company”), 3053854 Nova Scotia Company, a Nova Scotia unlimited liability company (in its capacity as the holder of Voting Units, the “Voting Member” and in its capacity as the holder of Preferred Non-Voting Units, the “Preferred Member”).  The Voting Member and the Preferred Member, together with any additional Persons (as defined in Section 1.5) becoming a Voting Member or Preferred Member of the Company, as applicable, in accordance herewith are hereinafter referred to as the “Voting Members”, the “Preferred Members” (as applicable), and collectively, the “Members”.

WITNESSETH:

WHEREAS, 3053854 Nova Scotia Company and the Company are parties to that certain Limited Liability Company Agreement made and entered into as of the 22nd day of June, 2001 (the “Original Operating Agreement”);

WHEREAS, concurrently with the execution and delivery hereof by the Company and the Members, the Company and 3053854 Nova Scotia Company are entering into that certain Share Exchange Agreement (the “Exchange Agreement”) pursuant to which 3053854 Nova Scotia Company is surrendering its units in the Company in consideration for the issuance by the Company to (a) the Voting Member of 100 Voting Units and (b) the Preferred Member of 76,479,070 Preferred Units (each such class of Units having the respective definitions, restrictions, rights and powers as are set forth herein);

WHEREAS, the Company and 3053854 Nova Scotia Company wish to amend and restate the Original Operating Agreement to provide for the classification of units as contemplated above and certain other matters;

IT IS AGREED, in consideration of the promises, covenants, performances, and mutual consideration herein, the Original Operating Agreement is hereby amended and restated as follows:

ARTICLE 1

FORMATION OF COMPANY

1.1                                 Certificate of Formation.  This Company has been organized pursuant to the provisions of the Limited Liability Company Act of the State of Delaware (as amended from time to time, the “Act”) and pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on April 27, 2001, as amended through the date hereof so as to give effect to successive name changes.  The actions taken by Davies Ward Phillips & Vineberg LLP and its partners, associates, employees or agents in filing such certificate and amendments are hereby ratified and confirmed in all respects.  The rights and obligations of the Company and the Members shall be as provided in the Certificate of Formation and this Agreement.

1.2                                 Registered Office; Registered Agent.  The Company’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.  The Company’s registered agent in Delaware shall be The Corporation Trust Company, with an address identical to the Company’s registered office.

1.3                                 Conflict between Certificate of Formation and this Agreement.  If there is any conflict between the provisions of the Certificate of Formation and this Agreement, the terms of the Certificate of Formation shall control.

1.4                                 Term.  The Company shall have perpetual existence, subject only to dissolution pursuant to Section 7.1 hereof.

1.5                                 Business of the Company.  The purpose of the company is to engage in any business that may be engaged in by a Delaware limited liability company, including without limitation the operation of convenience stores, service stations and other retail ventures.  The Company shall also have the authority to do all things necessary or convenient to accomplish its purpose, including the authority to borrow monies, to enter into agreements and/or to engage in transactions with or for the benefit of (including, without limitation, guarantees) the Members, any of their affiliates, or any natural or legal person or entity (each, a “Person”) in which any Member has a financial interest, all without Member approval.

ARTICLE 2

OWNERSHIP AND CAPITAL CONTRIBUTIONS

2.1                                 Capital Contributions.  No Member shall be liable to lend any funds to the Company or to make any capital contribution to the Company.  From time to time, the Company may issue units having such terms and conditions as the Board of Managers shall establish by resolution in its discretion in respect of capital contributions by any Person if such issuance is determined by the Board of Managers to be in the best interest of the Company.  Notwithstanding the foregoing, the Members may make such capital contributions from time to time in such amounts and at such prices as the Board of Managers shall determine.  Capital contributions may be made in cash or other property, and if in property other than cash shall be valued at fair market value as determined by the Board of Managers.

2.2                                 Loans.  The Company may, as determined by the Board of Managers, borrow money from a Member (or an affiliate thereof) or from a third-party at a rate and upon such terms to be determined by the Board of Managers; provided, however, that any loan made by a Member or an affiliate of a Member shall be made on terms at least as favorable to the Company as the Company could obtain in an arm’s-length transaction.

2.3                                 Liability of Members.  No Member shall be liable for any of the debts, liabilities, contracts or other obligations of the Company.

2.4                                 Ownership.  The Company shall be the owner of all capital and property (whether personal, real, tangible or intangible) and rights conveyed to it.  No Member shall have any interest in specific capital or property of the Company.

2.5                                 Units; Consideration.  The Members’ interests in the Company shall be represented by units.  The units shall be denominated in United States Dollars, although subscriptions therefor may be in any currency or in any property as provided elsewhere herein.  At the time of any contribution of capital, the value thereof, stated in United States Dollars, shall be noted on the books and records of the Company.  The Voting Units shall have all voting rights and residual rights to distributions after payment of the amounts owing hereunder to the holder(s) of Preferred Units.  The restrictions, rights and powers appurtenant to the Preferred Units are as set forth on Exhibit A hereto.  The current ownership of units, after giving effect to the Exchange Agreement, is as follows:

Voting Member:	100 Voting Units
Preferred Member:	76,479,070 Preferred Units

2.6                                 Cancellation of Unit Certificates.  The Members acknowledge that Company has previously issued unit certificates to 3053854 Nova Scotia Company, which certificates do not constitute “investment property” (as defined in the Uniform Commercial Code as enacted in the State of Delaware, hereinafter the “UCC”).  All of such unit certificates are hereby cancelled.  In the absence of an amendment to this Agreement specifically referring to this Section 2.6, the Company may not issue either unit certificates or any other equity interests constituting “securities” or any other “investment property” under the UCC.

ARTICLE 3

MEMBERS’ ACCOUNTS; ALLOCATION OF PROFIT
AND LOSS; DISTRIBUTIONS

3.1                                 Capital Accounts.  To the extent required, a separate capital account shall be maintained by the Company for each Member in accordance with Treasury Regulation §1.704-1(b) (each, a “capital account”).

3.2                                 Allocations among Members.  Except as otherwise provided for U.S. Federal income tax and capital account purposes, the profits and gains of the Company shall be divided and the losses, deductions, and credits of the Company shall be borne by the Members pro rata according to their ownership of units, subject to the next sentence.  The amounts distributable to the holders of Preferred Units shall be allocated to such holders at the time of each such allocation in accordance with such holders’ preferential right to receive distributions, and then the balance of the income, gain or losses, as applicable, shall be allocated to the holders of the Voting Units.

3.3                                 Distributions of Assets.

3.3.1                        All distributions of assets of the Company, including cash, shall be made to the Members pro rata according to their ownership of units, subject to the rights of the Preferred Members.

3.3.2                        The Board of Managers shall determine, in its discretion, whether distributions of assets of the Company should be made to the Members, subject to the rights of the Preferred Members.  No distribution of assets may be made to a Member if, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their interests in the Company, would exceed the fair value of the Company’s assets.

3.3.3                        A Member has no right to demand and receive any distribution from the Company in any form other than cash.

ARTICLE 4

RULES RELATING TO THE MEMBERS

4.1                                 Admission of New Members.  Subject to the second and third sentences of Section 4.2, (a) additional Voting Members may be admitted to the Company upon receiving the prior written consent of Members owning a majority of the outstanding Voting Units of the Company that are not owned by the transferring Member, if any, and  (b) additional Members (including transferees) shall be required to execute such documents as may be prescribed from time to time by the Board of Managers to reflect the agreement by the applicable holder of units to be bound by the terms hereof and to assume the obligations and liabilities of its transferor (predecessor in interest), if any, and become a Voting Member or Preferred Member, as applicable.

4.2                                 Transfer of Interest.  No Member may sell, assign, or otherwise transfer all or any portion of its Voting Units, except with the prior written consent of Members owning a majority of the outstanding Voting Units of the Company that are not owned by the transferring Member, if any.  Unless otherwise provided in the relevant conveyance documents or instruments, a sale, assignment or other transfer with respect to an undivided portion of a Member’s right, title and interest in and to all or a portion of its membership interest (and the corresponding units) shall convey the transferring Member’s status as a “Member” of the Company with respect to the right, title and interest (and units) so conveyed.  Any consent of the Voting Members to such a conveyance also shall be deemed a consent to the transferee’s admission as a Member, unless such consent shall provide to the contrary.

4.3                                 Voting of Members.  Each Voting Member shall be entitled to one vote for each Voting Unit owned on any matter for which Voting Members are authorized to vote.  A Member may vote in person or by proxy at any meeting of Members.  Except as otherwise set forth in Section 5.3.2 or under the Act, all decisions of the Members shall be made (i) by a majority vote of the Voting Units present or represented by proxy at a properly called meeting of the Members at which a quorum is present, or (ii) by the written consent of Members holding a number of Voting Units sufficient to approve the action contemplated had such vote been taken at a meeting of the Voting Members.

4.4                                 Meetings of Voting Members.

4.4.1                        Meetings of Voting Members shall be held at such time and place as may be determined by the Board of Managers or the Person or Persons calling the meeting.  However, all meetings of members shall be held in such locations as to avoid, to the extent possible, the necessity of the Company to qualify to do business in any jurisdiction.

4.4.2                        Subject to the second sentence of Section 4.4.1, an annual meeting of the Members may be held at such time and place as shall be determined by a resolution of the Board of Managers.

4.4.3                        Special meetings of the Members (including the Preferred Members) may be called by the Board of Managers or any Voting Member.

4.4.4                        Written notice stating the place, day, and time of the meeting and, in the case of a special meeting, the purpose for which the meeting is called, shall be delivered not less than one (1) day nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Board of Managers or any other Person calling the meeting, to each Voting Member of record entitled to vote at such meeting.  A waiver of notice in writing, signed by the Voting Member before, at, or after the time of the meeting stated in the notice shall be equivalent to the giving of such notice.

4.4.5                        By attending a meeting, a Voting Member waives objection to the lack of notice or defective notice unless the Member, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting.  A Voting Member who attends a meeting also waives objection to consideration at such meeting of a particular matter not within the purpose described in the notice unless the Voting Member objects to considering the matter when it is presented.

4.5                                 Quorum and Adjournment.  At least 50% of all Voting Units entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Voting Members.  If a quorum is not represented at any meeting of the Voting Members, such meeting may be adjourned for a period not to exceed sixty (60) days at any one adjournment; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Voting Member entitled to vote at the meeting.

4.6                                 Acts Requiring Approval of Members.  The following acts by the Company shall require the approval of the Voting Members in accordance with Sections 4.3 and (in the case of (f) below) 5.3.2: (a) any amendment to the Company’s Certificate of Formation; (b) the dissolution of the Company pursuant to Section 7.1.2; (c) the merger by the Company with or into any other entity unless the Company is the surviving entity; (d) subject to clause (b), the sale of all or substantially all of the Company’s assets except upon dissolution; (e) any increase or decrease in the number of Managers constituting the Board of Managers; (f) the election of Managers; or (g) the doing of any act that would otherwise make it impossible for the Company to carry on its ordinary business.  With the exception of clauses (b), (e) and (f) above, the consent of the Managers shall also be required for such actions.

ARTICLE 5

RULES RELATING TO MANAGERS

5.1                                 General Powers.  Subject to Sections 4.6, 5.5.2 and 5.5.3, management and the conduct of the business of the Company shall be vested in the Board of Managers.  The Board of Managers may adopt resolutions to govern their activities and the manner in which they shall perform their duties to the Company.

5.2                                 Qualifications of Managers.  Managers shall be natural persons eighteen (18) years of age or older.

5.3                                 Number, Election, and Term.

5.3.1                        The Board of Managers shall consist of four (4) Managers, subject to increase or decrease in accordance with Section 4.6 hereof.

5.3.2                        The Voting Members shall elect all Managers through the written consent of the holders of a majority of the Voting Members or at a duly held meeting of the Members Voting, all pursuant to Section 4.3.  The Voting Member hereby confirms the election of each of Réal Plourde, Brian Hannasch and Daniel Fiden as the Managers of the Company and the removal of any other Managers from such position.  All Managers shall hold office until their successors have been elected and qualified.  Any Manager may be removed at any time with no notice for any reason by the affirmative vote of Voting Members owning a majority of the outstanding Voting Units of the Company.

5.4           Meetings and Voting.

5.4.1                        Meetings of the Board of Managers may be held at such time and place as the Board of Managers by resolution shall determine.

5.4.2                        Written notice of meetings of the Board of Managers shall be delivered at least twenty-four (24) hours before the meeting personally, by telecopier, or by mail.  A waiver of notice in writing, signed by a Manager before, at, or after the time of the meeting stated in the notice, shall be equivalent to the giving of such notice.

5.4.3                        By attending a meeting or executing a written consent of the Managers in lieu of meeting, a Manager waives objection to the lack of notice or defective notice unless, at the beginning of the meeting, the Manager objects to the holding of the meeting or the transacting of business at the meeting.  A Manager may participate at a meeting by telephone, provided that all participants can hear and be heard by all other participants.

5.4.4                        A majority of the Managers shall constitute a quorum at any meeting of the Board of Managers.

5.4.5                        All decisions of the Managers shall be made by a majority of the votes at a properly called meeting of the Board of Managers at which a quorum is present, or by the written consent of a majority of the Managers.

5.5           Duties of Managers.

5.5.1                        The complete management, in all respects, of the Company shall be vested in the Board of Managers, subject to Sections 4.6, 5.5.2 and 5.5.3.  The Board of Managers shall have all necessary powers, authority, responsibilities to give effect to this provision, subject to the mandatory provisions of the Act.

5.5.2                        The Board of Managers has appointed, and may continue to appoint, officers of the Company by resolution, and such officers shall have such titles, duties and authority as is stated in such resolution.  The Voting Member hereby confirms the election of all of the Company’s current officers.  In the absence of a statement of such duties and authority, the respective officer shall have the same duties and apparent authority as would an officer with such title in a Delaware corporation comparable in size to the Company.  Officers appointed in such manner shall hold their offices for such terms as are determined by the Board of Managers and shall hold office until their successors are appointed or they earlier resign or are removed by resolution of the Board of Managers.  Any officer may resign at any time upon written notice to the Company.  Any vacancy occurring in any office for any reason shall be filled by resolution of the Board of Managers.

5.5.3                        In its sole discretion and from time to time the Board of Managers may by resolution appoint one or more Managers to one or more committees and delegate to each committee any powers that may be exercised by the full Board of Managers.

5.6                                 Devotion to Duty.  At all times during the term of a Manager, each Manager shall give reasonable time, attention, and attendance to, and use reasonable efforts in the business of the Company; and shall, with reasonable skill and power, exert himself or herself for the interest, benefit, and advantage of the Company; and shall truly and diligently pursue the Company’s objectives.

5.7                                 Indemnification.  Managers, employees, and agents of the Company shall be indemnified by the Company to the fullest extent provided in or permitted by the Act, and shall be indemnified for any expenses, including attorneys’ fees, in the defense or prosecution of a claim against him or her in the capacity of Manager, employee, or agent.

ARTICLE 6

BOOKS

6.1                                 Location of Records.  The books of the Company shall be maintained at the principal offices of the Company or at such other location directed by resolution of the Managers.

6.2                                 Access to Records and Accounting.  Each Member shall at all times have access to the books and records of the Company for inspection and copying for purposes deemed reasonable by one or more Managers.  Each Member shall also be entitled:

6.2.1                        To obtain from the Board of Managers upon reasonable demand for any purpose such information as is reasonably related to the Member’s interest in the Company;

6.2.2                        To have true and full information regarding the state of the business and financial condition and any other information regarding the affairs of the Company;

6.2.3                        To have a copy of the Company’s tax returns, if any, filed in any jurisdiction promptly after they are prepared; and

6.2.4                        To have a formal accounting of the Company affairs whenever circumstances render an accounting just and reasonable.

ARTICLE 7

DISSOLUTION

7.1           Causes of Dissolution.        The Company shall be dissolved upon the occurrence of any of the following events:

7.1.1                        the expiration of the period fixed for the duration of the Company in its Certificate of Formation, as the same may be amended or restated from time to time to include such information;

7.1.2                        a vote of holders of a majority of the Voting Units; or

7.1.3                        a judicial decree under the Act.

7.2                                 Distribution of Assets.  In the event of a dissolution of the Company, the Board of Managers shall proceed with reasonable promptness to sell all of the assets owned by the Company and to liquidate the business of the Company.  Upon dissolution, the assets of the Company business shall be used and distributed in the following order:

7.2.1                        Any liabilities and liquidating expenses of the Company will first be paid; and then

7.2.2                        The reasonable compensation and expenses of the Board of Managers in liquidation shall be paid; and then

7.2.3                        The amount then remaining shall be paid or distributed to the Members pro rata according to their ownership of units within a class of Units, but subject to the priority distribution rights of the Preferred Members.

ARTICLE 8

[Reserved]

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1                                 Insurement.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and each Person entering into this Agreement acknowledges that this Agreement constitutes the sole and complete representation made to it regarding the Company, its purpose and business, and that no oral or written representations or warranties of any kind or nature have been made regarding the investments by the Members in the Company, nor any promises, guarantees, or representations regarding income or profit to be derived from any future investment.

9.2                                 Modification.  This Agreement may be modified from time to time as necessary only by the written agreement of the Company, acting through the vote or consent of its Managers, and the Voting Members (subject to the right of the Preferred Members to vote as a class as set forth in Exhibit A).  Any act to modify this Agreement shall be taken outside of Canada.

9.3                                 Severability.  The provisions of this Agreement are severable and separate, and if one or more is voidable or void by statute or rule of law, the remaining provisions shall be severed therefrom and shall remain in full force and effect.

9.4                                 Governing Law.  This Agreement and its terms are to be construed according to the laws of the State of Delaware.

9.5                                 Counterparts.  This Agreement may be executed in counterparts and each such counterpart shall be deemed an original of the Agreement for all purposes.

9.6                                 Notices.  All notices, consents, waivers, offers, requests, votes or other instruments or communications provided for under this Agreement (“Notices”) shall be in writing, signed by the parties giving the Notice, and shall be deemed properly given and effective when such Notice is actually received (with confirmation of same if sent by fax) or, unless otherwise provided in this Agreement, deposited in the United States mail, if sent by registered or certified mail, return receipt requested, first class postage and fees prepaid, addressed to the addresses as set forth on the signature page to this Agreement.  A Member or the Company may, from time to time, by Notice to the Members and the Company, specify a new address for the receipt of Notices.

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IN WITNESS WHEREOF, the undersigned have caused the execution and delivery hereof effective the day first written above.

3053854 Nova Scotia Company
as Voting Member

By:	/s/ [ILLEGIBLE]
Name:
Title:

3053854 Nova Scotia Company
as Preferred Member

By:	/s/ [ILLEGIBLE]
Name:
Title:

Mac’s Convenience Stores LLC

By:	/s/ Daniel Fiden
Name:	Daniel Fiden
Title:	Manager

EXHIBIT A

TERMS OF PREFERRED UNITS

(1)                                  Voting Rights:  To the extent the Act requires that Preferred Members vote, such vote will be as a class and the provisions of Sections 4.3 through 4.5 of this Agreement (to the extent applicable) shall apply within the class mutatis mutandis.  Except as provided in the preceding sentence, the holders of the Preferred Units, in such capacity, shall not be entitled (i) to receive notice of, (ii) to attend or vote at meetings of the Members of the Company, or (iii) to consent to any actions submitted to the Members of the Company for consent.  With respect to matters on which the Preferred Memers are entitled to vote by virtue of the Act, the Preferred Members shall have one vote per Preferred Unit held.

(2)                                  Distributions.  The Preferred Members shall be entitled to receive, as and when declared by the board of directors, but always in preference and priority to any payment of dividends on the Voting Units and any other units ranking junior to the Preferred Units as to distributions, cumulative cash distributions at a rate equal to seven cents (US$0.07) per annum per Preferred Unit, which shall accrue and be payable annually in arrears on the last day of each fiscal year (as determined by the Board of Managers), commencing with the dividend accruing at the end of the first fiscal year ending after December 31, 2004, unless the Board of Managers determines to make an earlier distribution to the Members.  The Preferred Members shall not be entitled to any distribution in excess of the distribution hereinbefore provided for.  No distributions may be paid on the Voting Units until all accrued and unpaid distributions under this paragraph are paid to the Preferred Members.

(3)                                  Liquidation Payment.  In the event of the liquidation, sale of all or substantially all of the Company’s assets, dissolution or winding-up of the Company, whether voluntary or involuntary, or other distribution of assets of the Company among the Members for the purpose of winding-up its affairs, the Preferred Members shall be entitled to receive for each Preferred Unit, in preference and priority to any distribution of the property or assets of the Company to the holders of the Voting Units and any other units ranking junior to the Preferred Units as to distributions, an amount equal to the Redemption Price (as defined in paragraph (7) below), but shall not be entitled to share any further in the distribution of the property or assets of the Company.

(4)                                  Redemptions.  The Company or any or all holders of the Preferred Units may, in the manner hereinafter provided, redeem at any time all, or from time to time, any part of the outstanding Preferred Units on payment of the Redemption Price for each Preferred Unit to be redeemed.

(5)                                  (a)           Redemption Procedure.

1)             Before redeeming any Preferred Units, (i) the Company or (ii) the applicable holder(s) of the Preferred Units seeking to redeem such Preferred Units (the “Redeeming Party”) shall mail or deliver to (i) each other Person who, at the date of such mailing or delivery, shall be a registered holder of Preferred Units to be redeemed, or (ii) the Company, respectively, notice of the intention of such Redeeming Party to redeem such Preferred Units held by (i) the Company or (ii) such registered holder, respectively; such notice shall be delivered to, or mailed by ordinary prepaid post addressed to, (i) the address of the chief executive office of the Company or (ii) the last address of such holder as it appears on the records of the Company, or in the event of the address of any such holder not appearing on the records of the Company, then to the last address of such holder known to the Company, at least one (1) day before the date specified for redemption; such notice shall set out the Redemption Price, the date on which the redemption is to take place and, if only part of the Preferred Units held by the applicable registered holder is to be redeemed, the number thereof so to be redeemed.

2)             The Company shall pay or cause to be paid the Redemption Price to the registered holders of the Preferred Units being redeemed.  From and after the date specified for redemption in such notice, the holders of the Preferred Units being redeemed shall cease to be entitled to distributions in respect of such Preferred Units and shall not be entitled to exercise any of the rights of the holders thereof, except the right to receive the Redemption Price, unless payment of the Redemption Price shall not be made by the Company in accordance with the foregoing provisions, in which case the rights of the holders of such Preferred Units shall remain unaffected.  On or before the date specified for redemption, the Company shall have the right to deposit the aggregate Redemption Price of the Preferred Units being redeemed in a special account with any bank in the United States or Canada, to be paid, without interest, to or to the order of the respective holders of such Preferred Units being redeemed on the date specified in the applicable notice and, upon such deposit being made or upon the date specified for redemption, whichever is later, the Preferred Units in respect whereof such deposit shall have been made, shall be deemed to be redeemed and the rights of the respective holders thereof, after such deposit or after such redemption date, as the case may be, shall be limited to receiving, out of the moneys so deposited, without interest, the Redemption Price applicable to their respective Preferred Units.

3)             If less than all the Preferred Units are to be redeemed by the Company, the units to be redeemed shall be redeemed pro rata, unless the holders of a majority of the then-outstanding Preferred Units agree to the adoption of another method of selection of the Preferred Units to be redeemed.

(b)           Legal Limitation.  Neither the Company nor any registered holder of Preferred Units may effect a redemption on any date unless the assets of the Company on such date are sufficient to pay all of the holders of the outstanding

Preferred Units being redeemed on such date the full amounts to which they are entitled in compliance with the Act and other applicable law.

(6)                                  The Company may purchase for cancellation at any time all, or from time to time any part, of the Preferred Units outstanding, by private contract at any price, with the consent of the holders of a majority of the Preferred Units then outstanding, or by invitation for tenders addressed to all the holders of the Preferred Units at the lowest price at which, in the opinion of the directors, such Preferred Units are obtainable but not exceeding the Redemption Price thereof.

(7)                                  For the purposes of this Exhibit A, the “Redemption Price” of each Preferred Unit shall be an amount equal to One Dollar (US$1.0) per Preferred Unit, being the value of the consideration to be received by the Company upon the issuance of such Preferred Unit, plus all accrued and unpaid dividends on each Preferred Unit.

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